Exhibit 99.1

Selectis Health Appoints President and Chief Operating Officer

Greenwood Village, Colorado, January 5, 2021 (GLOBE NEWSWIRE) —Global Healthcare REIT, Inc. (Currently in a rebranding effort to be renamed Selectis Health, Inc.) (OTC: GBCS) (“Selectis” or the “Company”) an owner and operator of healthcare facilities in AR, GA, OH, and OK today announced that Randy Barker has been appointed President and COO of the Company and is the newest Member of its Board of Directors, with an effective date of January 1, 2021.

Mr. Barker has more than 15 years of senior executive experience, as CEO, COO, and strategic development for companies in the medical and technology industries. Mr. Barker has been the founder and co-founder of numerous companies and was integrally involved in their successful sale or merger. Most recently, Mr. Barker co-founded EmpathiHR, a video-based Learning Management/Content Management platform hybrid.

Prior to the formation of EmpathiHR, Mr. Barker co-founded Graphium Health, where he served as CEO between 2011 and 2016. Graphium is a mobile, cloud-based software platform which provides compliance, billing, revenue cycle management (RCM), electronic data capture, and telemedicine. Graphium Health is deployed in over 300 hospitals and surgery centers across the United States. In 2019, Graphium Health took the major equity stake in the founding of FieldMed. Mr. Barker led the Graphium Health M&A team for the FieldMed transaction.

Prior to founding Graphium Health, Randy was co-founder, partner, and COO of Miller & Associates and Dedo Interactive Inc. (“Dedo”). Miller & Associates was a business intelligence consulting firm that focused on analytics, SaaS solutions, Big Data, and custom software with offices in Dallas and Austin, Texas. Dedo was a creative technology firm with expertise in user experience and user interface (“UX/UI”), multi-touch, data visualization, and mobile technologies.

During his tenure with Miller & Associates, the Company received multiple accolades, including being named the 40th fastest growing privately-owned company in the Dallas/Fort Worth metroplex, the 89th fastest growing privately-owned IT Services company in the country, and the 935th fastest growing privately-owned company in the United States by Inc. magazine.

In 2015, Miller & Associates and Dedo Interactive Inc. were acquired by the Chenega Corporation. Mr. Barker led the M&A process for both companies.

Mr. Barker has provided management and control procedure consulting services to the Company for the last 90 days. Prior to his consulting engagement with the Company, Mr. Barker acquired 751,341 shares of Global common stock through open market purchases.

“After an extensive selection process, the Board determined Randy was the right operations leader for Selectis during this period of rapid growth for the Company,” said Lance Baller, Selectis Health’s CEO. “Randy’s extensive operation and technology backgrounds coupled with his proven business development skills should help strengthen and stabilize our business operations and enable us to increase profitability as we move forward. We believe his strong leadership experience will help Selectis build on its existing solid foundation during this exciting rapid growth phase for the Company in the foreseeable future.” Mr. Baller added, “I have known Randy for over 15 years, and I feel strongly that his unique combination of business acumen, keen understanding of market dynamics, and his high level of integrity will benefit the Company, its employees and stakeholders.”

“I am very excited to be joining the Selectis team,” said Randy Barker. “I believe Selectis has a great business model and solid foundation for growth. This talented management group has uniquely positioned itself to capitalize on the changing healthcare environment. Lance and I have always desired to work together, to build another growing company once again in our careers. As the industry evolves through growth, restructuring, technology, and consolidation, I am excited to be a part of the winning solution Selectis provides to patients, partners and shareholders.”

About Selectis Health

Selectis Health owns and operates healthcare facilities in the healthcare industry. The portfolio consists of both internally operated properties as well as triple net leases with proven operators generating predictable, recurring revenue streams across the American Southcentral and Southeastern states.

For Further Information Contact:

Brandon Thall, CFO

investors@selectis.com